Vicor Corporation Third Quarter 2005 Results

ANDOVER, MA -- 10/18/2005 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the third quarter ended September 30, 2005. Revenues for the quarter were $45,298,000 compared to $43,048,000 for the corresponding period a year ago. Net income for Q3 was $1,708,000, or $.04 per diluted share compared to a net loss of $572,000, or ($.01) per diluted share, in Q3 2004.

For the nine months ended September 30, 2005 revenues increased to $133,057,000 from $130,943,000 for the same period of 2004. The Company reported net income for the period of $1,836,000, or $.04 per diluted share compared to a net loss of $1,701,000 or ($.04) per diluted share in 2004.

The book-to-bill ratio for Q3 was 1.03:1. The backlog at the end of Q3 was $41.1 million compared to $36.3 million at the end of 2004. Gross margin was 42.0%, compared to 37.7% in Q3 2004.

Commenting on the quarter and 2005, Vicor's CEO Patrizio Vinciarelli noted: "Productivity improvements in our Brick business unit yielded improved gross margins in Q3. Further improvements in gross margin and profitability should result from the transition of 2nd Gen. products to the FasTrak platform. Subject to sustained demand, we expect modest revenue growth and increased profit margins in Q4."

Vinciarelli went on to say: "In Q3, the V-I Chip and Picor business units continued to reach milestones in their respective product plans, including initial samples of new V-I Chips providing connectivity from the AC wall plug to the Point Of Load (POL). The PFM (Power Factor Module) V-I Chip will enable AC to DC power systems and AC adapters with unprecedented density. Reduction in the size and weight of AC adapters is a long felt need for mobile electronic devices. Factorized Power Adapters are being designed to power a multiplicity of mobile devices efficiently."

"We are continuing to invest in business units with innovative technology which we believe have the prospect to deliver high growth rates and high profitability. These investments are being financed by the profitability of our 1st and 2nd gen proprietary brick business."

In 2005, tax provisions included estimated income taxes due in various state and international taxing jurisdictions, for federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns and for the Federal alternative minimum tax. In the third quarter of 2005, the Company reduced its tax reserves by $770,000 due to closing tax periods in certain jurisdictions.

Depreciation and amortization in the quarter was $4.1 million and capital additions were $4.0 million. For the first nine months of 2005 depreciation and amortization was $12.8 million and capital additions were $6.6 million. This compares to $15.9 million and $3.3 million, respectively for the first nine months of 2004. Cash and short-term investments were $120.1 million, an increase of $0.4 million from the end of the second quarter. In Q3 Vicor paid $5.0 million in dividends but did not repurchase any shares of its Common Stock.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Tuesday, October 18, 2005 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call, should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 63150523. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through November 1, 2005. The replay dial-in number is 888-286-8010 and the Passcode is 84174601. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and build our business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Communications, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                    QUARTER ENDED       NINE MONTHS ENDED
                                     (Unaudited)           (Unaudited)

                                 -------------------   -------------------
                                 SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                   2005       2004       2005       2004
                                 --------   --------   --------   --------

Net revenues                     $ 45,298   $ 43,048   $133,057   $130,943
Cost of sales                      26,284     26,817     81,419     82,332
                                 --------   --------   --------   --------
Gross margin                       19,014     16,231     51,638     48,611

Operating expenses:
   Sales & administration          10,144     10,141     30,385     30,926
   Research & development           7,590      6,706     22,066     19,154
   Gain from litigation-related
    settlement, net                     0          0     (2,250)         0
                                 --------   --------   --------   --------
      Total operating expenses     17,734     16,847     50,201     50,080

Income (loss) from operations       1,280       (616)     1,437     (1,469)
                                 --------   --------   --------   --------

Other income (expense), net           261        544        938        853
                                 --------   --------   --------   --------

Income (loss) before income
 taxes                              1,541        (72)     2,375       (616)

(Benefit) provision for income
 taxes                               (167)       500        539      1,085
                                 --------   --------   --------   --------

Net income (loss)                $  1,708   $   (572)  $  1,836   $ (1,701)
                                 ========   ========   ========   ========

Net income (loss) per share:
   Basic                         $   0.04   $  (0.01)  $   0.04   $  (0.04)
   Diluted                       $   0.04   $  (0.01)  $   0.04   $  (0.04)

Shares outstanding:
   Basic                           41,912     42,098     41,896     42,021
   Diluted                         42,093     42,098     42,049     42,021

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)
                                            SEPT 30,        DEC 31,
                                             2005            2004
                                          (Unaudited)    (Unaudited)
                                          ---------       ---------
Assets

Current  assets:
   Cash and cash equivalents              $  46,088       $  36,277
   Short-term investments                    73,980          77,371
   Accounts receivable, net                  27,314          23,359
   Inventories, net                          18,234          26,229
   Deferred tax assets                        2,497           2,497
   Other current assets                       2,478           2,245
                                          ---------       ---------
       Total current assets                 170,591         167,978

Property and equipment, net                  61,046          67,001
Other assets                                 10,040           9,903
                                          ---------       ---------

                                          $ 241,677       $ 244,882
                                          =========       =========

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                       $   7,438       $   5,806
   Accrued compensation and benefits          3,938           4,265
   Other accrued liabilities                  9,212           9,488
                                          ---------       ---------
       Total current liabilities             20,588          19,559

Deferred income taxes                         3,111           3,173
Minority interests                            2,186           1,527

Stockholders' equity:
   Capital stock                            150,937         149,302
   Retained earnings                        173,580         176,769
   Treasury stock                          (108,725)       (105,448)
                                          ---------       ---------
       Total stockholders' equity           215,792         220,623
                                          ---------       ---------

                                          $ 241,677       $ 244,882
                                          =========       =========

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439